UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2009

LOUISIANA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7107	93-0609074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 29, 2009, Louisiana-Pacific Corporation (the “Company”) announced the closing of its previously announced public offering of 20.7 million shares of common stock of the Company (the “Offering”). The Company received approximately $132 million of net proceeds from the Offering. The press release relating to the announcement is filed as Exhibit 99.1 hereto.

Also on September 29, 2009, after the closing of the Offering, the Company instructed The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture dated March 10, 2009 (the “Indenture”) governing the Company’s 13% Senior Secured Notes due 2017 (the “Notes”), to deliver on September 30, 2009, to the holders of the Notes notice of redemption of $131.25 million principal amount at maturity of the Notes pursuant to Section 3.7(b) of the Indenture, which permits the Company to use the net proceeds of the Offering to redeem up to 35% of the aggregate principal amount at maturity of outstanding Notes, subject to certain conditions that have been satisfied, at a price of 113% of the Accreted Value (as defined in the Indenture) of the Notes being redeemed, plus accrued and unpaid interest thereon. The redemption date has been set for October 30, 2009, and the estimated payment to be made by the Company in connection with the redemption is $112.6 million plus accrued and unpaid interest on the Notes being redeemed.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release, dated September 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/S/ CURTIS M. STEVENS
Name:	Curtis M. Stevens
Title:	Chief Financial Officer

Date: September 29, 2009.

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